EXHIBIT 99.2

Grant Park Fund May 2019 Update
June 25, 2019

Class	May ROR	YTD ROR	Net Asset Value	Net Asset Value per Unit
A	-2.21%	1.86%	$4.55M	$963.854
B	-2.29%	1.58%	$46.49M	$779.471
Legacy 1	-2.04%	2.81%	$0.41M	$798.189
Legacy 2	-2.02%	2.64%	$0.33M	$776.293
Global 1	-1.97%	2.92%	$17.38M	$800.086
Global 2	-1.98%	2.90%	$0.74M	$781.246
Global 3	-2.15%	2.22%	$0.50M	$654.822

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

Sector Commentary

Overall Fund performance was negative, led by losses in the equities, grains/foods, energies and currencies sectors.  Performance in the fixed income and metals sectors was positive.

Negative equity performance was driven by positions in the S&P 500, Nasdaq 100, MSCI EM, Dow and Nikkei indices.  In the grains/foods sector, positions in corn, wheat and coffee led negative performance.  Performance in the energy sector was negative, where losses in brent oil, gas oil, crude oil and gasoline blendstock positions were partially offset by gains in natural gas positions.  The currencies sector was slightly negative, led by positions in the Mexican peso and Japanese yen.

The fixed income sector performance was positive, led by gains in German Bunds, Eurodollars and Australian 10-Year Treasury Bonds.  Performance in the metals sector was slightly positive, where gains in copper, lead, platinum and silver were partially offset by losses in zinc and palladium.

Additional Information: Effective June 2019, Episteme Capital Partners (UK), LLP (“Episteme”) began serving as a trading advisor for all unit classes of Grant Park.  Episteme which is registered as a commodity trading advisor under the Commodity Exchange Act and is a member of the National Futures Association is located at 38 Dover Street, London, United Kingdom. Episteme utilizes its trading program, Episteme Systematic Quest Program, in managing assets for Grant Park.

 Grant Park  no longer offers units for sale in connection with the prospectus that forms its registration statement on Form S-1 (Reg. No. 333-223480), which was initially filed with the Securities and Exchange Commission on July 13, 2018.  For existing investors in Grant Park, business will continue to be conducted as usual.  For example, there will be no change in our trading, operations, or monthly statements, etc., and redemption requests will continue to be honored on a monthly basis.  For the Fund’s monthly Account Statement, including the net asset value per unit, and related information, please visit our website at grantparkfunds.com.

Sincerely,

David Kavanagh
President

Daily fund performance and weekly commentaries are available on our website at grantparkfunds.com.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION OFFERING BY PROSPECTUS ONLY.